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                                                                   EXHIBIT 99.11

                                FOR IMMEDIATE
                                          RELEASE

                                              [LOGO] TRIAD Systems Corporation


                                                                        No. 97-4


CONTACT:        TIM MEHREN
                510 449-0606

        TRIAD, CCI ANNOUNCE FTC RESPONSE TO HART-SCOTT-RODINO FILING

LIVERMORE, Calif., November 15, 1996 -- Triad Systems Corporation (NASDAQ:TRSC) and Cooperative Computing, Inc. (CCI) today announced that the Federal Trade Commission has requested additional information and documentary material in connection with its review of the proposed cash tender offer for Triad's common shares by CCI Acquisition Corp., an affiliate of CCI.

        The FTC request will result in an extension of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. The companies intend to respond pormptly to the FTC request.

        On October 17, 1996, Triad and CCI announced the signing of a definitive agreement under which CCI Acquisition Corp. would acquire Triad. On October 23, CCI Acquisition Corp. began a cash tender offer for all outstanding Triad shares at a price of $9.25 per share.

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